Form 10-K, Exhibit 13
period 2008-12-31
APPALACHIAN BANCSHARES INC
filed 2009-04-03
CIK 1019883

EXHIBIT 13.1 – CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Appalachian Bancshares, Inc. and Subsidiaries

Ellijay, Georgia

We have audited the consolidated statements of financial condition of Appalachian Bancshares, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Appalachian Bancshares, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assertion about the effectiveness of Appalachian Bancshares, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2008 included under Item 9A(T) “Controls and Procedures” in Appalachian Bancshares, Inc. and Subsidiaries’ Annual Report on Form 10-K and, accordingly, we do not express an opinion thereon.

Atlanta, Georgia

April 2, 2009

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2008 and 2007

(In thousands)

	2008	2007
Assets

Cash and due from banks	$12,825	$13,392
Interest-bearing deposits with other banks	731	310
Federal funds sold	133,351	12,797

Cash and Cash Equivalents	146,907	26,499

Securities available-for-sale	79,308	76,565

Restricted equity securities	4,932	3,945

Loans, held for sale	2,783	6,503

Loans, net of unearned income	885,374	807,522
Allowance for loan losses	(14,510)	(9,808)

Net Loans	870,864	797,714

Premises and equipment, net	39,638	32,966
Accrued interest	9,289	9,797
Cash surrender value on life insurance	9,140	8,778
Intangibles, net	1,992	2,179
Foreclosed assets	13,323	1,573
Other assets	7,502	4,681

Total Assets	$1,185,678	$971,200

Liabilities and Shareholders’ Equity

Liabilities
Noninterest-bearing deposits	$50,035	$56,559
Interest-bearing deposits	963,241	751,038

Total Deposits	1,013,276	807,597
Short-term borrowings	10,604	21,048
Accrued interest	1,936	2,059
FHLB Advances	72,000	57,350
Subordinated long-term capital notes	12,511	6,186
Other liabilities	2,913	3,297

Total Liabilities	1,113,240	897,537

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, 20,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 20,000,000 shares authorized, 5,372,505 and 5,285,026 shares issued and outstanding	54	53
Paid-in capital	44,979	43,998
Retained earnings	26,472	29,331
Accumulated other comprehensive income	933	281

Total Shareholders’ Equity	72,438	73,663

Total Liabilities and Shareholders’ Equity	$1,185,678	$971,200

See notes to consolidated financial statements.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2008, 2007 and 2006

(In thousands, except shares and per share data)

	2008	2007	2006
Interest Income
Interest and fees on loans	$64,637	$68,213	$49,843
Interest on securities:
Taxable securities	3,227	2,859	2,301
Nontaxable securities	612	639	668
Interest on deposits with other banks	16	78	30
Interest on federal funds sold	513	338	351

Total Interest Income	69,005	72,127	53,193

Interest Expense
Interest on deposits	30,993	32,367	20,351
Interest on short-term borrowings	417	283	472
Interest FHLB advances	2,066	1,629	1,180
Interest on subordinated long-term capital notes	558	521	491

Total Interest Expense	34,034	34,800	22,494

Net Interest Income	34,971	37,327	30,699
Provision for loan losses	12,915	4,726	3,253

Net Interest Income After Provision For Loan Losses	22,056	32,601	27,446

Noninterest Income
Customer service fees	2,528	2,235	1,650
Mortgage origination commissions	1,404	1,988	1,348
Net gains (losses) on securities	(776)	7	—
Other operating income	1,091	1,288	973

Total Noninterest Income	4,247	5,518	3,971

Noninterest Expenses
Salaries and employee benefits	17,743	17,510	13,341
Occupancy, furniture and equipment expense	4,286	3,678	2,685
Other operating expenses	9,585	8,598	6,535

Total Noninterest Expenses	31,614	29,786	22,561

Income (Loss) before income tax expense (benefit)	(5,311)	8,333	8,856
Income tax expense (benefit)	(2,452)	2,763	2,852

Net Income (Loss)	$(2,859)	$5,570	$6,004

Earnings (Losses) Per Common Share
Basic	$(0.53)	$1.06	$1.16
Diluted	(0.53)	1.06	1.14
Cash Dividends Declared Per Common Share	0.00	0.00	0.00

Weighted Average Shares Outstanding
Basic	5,366,658	5,265,555	5,170,687
Diluted	5,366,658	5,276,200	5,278,711

See notes to consolidated financial statements.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2008, 2007 and 2006

(In thousands)

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Compre- hensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2005	$52	$43,184	$17,757	$(468)	$(700)	$59,825

Net income 2006	—	—	6,004	—	—	6,004
Unrealized gains on available-for- sale securities, net of tax of $128	—	—	—	247	—	247

Comprehensive income						6,251

Proceeds from sale of common stock to 401(k) plan	—	50	—	—	—	50
Effect of exercise and issuance of stock options	1	444	—	—	—	445
Stock-based compensation cost	—	204	—	—	—	204
Expense incurred from sale of common stock through stock offering	—	(12)	—	—	—	(12)

Balance at December 31, 2006	53	43,870	23,761	(221)	(700)	66,763

Net income 2007	—	—	5,570	—	—	5,570
Unrealized gains on available-for- sale securities, net of tax of $252	—	—	—	502	—	502

Comprehensive income	—	—	—	—	—	6,072

Proceeds from sale of common stock to 401(k) plan	—	618	—	—	—	618
Effect of exercise and issuance of stock options	1	1,066	—	—	—	1,067
Stock-based compensation cost	—	327	—	—	—	327
Purchase of treasury stock					(672)	(672)
Retirement of treasury stock	(1)	(1,371)	—	—	1,372	—
Purchase of stock outstanding	—	(512)	—	—	—	(512)

Balance at December 31, 2007	53	43,998	29,331	281	—	73,663
Net loss 2008	—	—	(2,859)	—	—	(2,859)
Unrealized gains on available-for- sale securities, net of tax of $336	—	—	—	652	—	652

Comprehensive loss	—	—	—	—	—	(2,207)

Proceeds from sale of common stock to 401(k) plan	1	884	—	—	—	885
Effect of exercise and issuance of stock options	—	—	—	—	—
Stock-based compensation cost	—	280	—	—	—	280
Purchase of stock outstanding	—	(183)	—	—	—	(183)

Balance at December 31, 2008	$54	$44,979	$26,472	$933	$—	$72,438

See notes to consolidated financial statements.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2008, 2007 and 2006

(In thousands)

	2008	2007	2006
Operating Activities
Net income (loss)	$(2,859)	$5,570	$6,004
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion, net	2,404	558	968
Provision for loan losses	12,915	4,726	3,253
Deferred tax benefit	(1,114)	(784)	(1,363)
Realized security (gains) losses, net	776	(7)	—
Loss on disposal of premises and equipment	10	39	15
Loss on disposition of other real estate	764	264	32
Increase in cash surrender value on life insurance	(362)	(340)	(295)
(Increase) decrease in accrued interest receivable	508	(1,640)	(3,406)
Increase (decrease) in accrued interest payable	(123)	605	726
Stock-based compensation cost	280	327	204
Excess tax benefits from exercise of stock options	—	(617)	(88)
Net (increase) decrease in loans held for sale	3,720	(5,770)	(733)
Other, net	(3,229)	878	(600)

Net Cash Provided By Operating Activities	13,690	3,809	4,717

Investing Activities
Proceeds from sales of securities available-for-sale	11,457	4,963	2,619
Proceeds from maturity, calls and paydown of securities available-for-sale	18,947	19,389	11,994
Purchase of securities available-for-sale	(34,408)	(29,275)	(17,314)
Net increase in loans	(99,139)	(179,804)	(178,002)
Capital expenditures	(8,431)	(9,970)	(7,648)
Proceeds from disposal of premises and equipment	18	—	12
Proceeds from disposition of other real estate	1,363	225	1,622

Net Cash Used In Investing Activities	(110,193)	(194,472)	(186,717)

Financing Activities
Net increase in demand deposits, NOW accounts, and savings accounts	13,500	71,892	20,132
Net increase in certificates of deposit	192,178	84,571	157,692
Net increase (decrease) in short-term borrowings	(10,444)	16,310	(20,154)
Issuance of subordinated debt	6,325	—	—
Proceeds from FHLB advances	40,000	60,000	20,000
Repayment of FHLB advances	(25,350)	(27,700)	(19,900)
Issuance of common stock	885	1,068	394
Purchase of treasury stock	—	(672)	—
Purchase and retirement of stock	(183)	(512)	—
Excess tax benefits from exercise of stock options	—	617	88

Net Cash Provided By Financing Activities	216,911	205,574	158,252

Net Increase (Decrease) in Cash and Cash Equivalents	120,408	14,911	(23,748)

Cash and Cash Equivalents at Beginning of Year	26,499	11,588	35,336

Cash and Cash Equivalents at End of Year	$146,907	$26,499	$11,588

See notes to consolidated financial statements.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies

The accompanying consolidated financial statements include the accounts of Appalachian Bancshares, Inc. (the “Company”) (a Georgia corporation) and its wholly-owned subsidiaries: Appalachian Community Bank (the “Bank”), Appalachian Community Bank, F.S.B. (the “Thrift”), and Appalachian Real Estate Holdings, Inc. (the “Real Estate Holding Company”). Appalachian Bancshares, Inc. owns 100% of the outstanding stock of each of its subsidiaries, including the Real Estate Holding Company, which was formed in June 2008 to hold certain real estate that may be acquired by the Bank and the Thrift through foreclosure. All significant intercompany transactions and balances have been eliminated in consolidation. Unless otherwise indicated herein, the financial results of the Company refer to the Company, the Bank, the Thrift, and the Real Estate Holding Company on a consolidated basis. The Bank and the Thrift provide a full range of banking services to individual and corporate customers in North Georgia, Murphy, North Carolina, Ducktown, Tennessee and the surrounding areas.

The Company operates predominantly in the domestic commercial banking industry. The accounting and reporting policies of the Company conform to generally accepted accounting principles in the United States and to general practice within the banking industry. The following summarizes the most significant of these policies.

Recent Development

As a result of the recently completed examination by the Federal Deposit Insurance Corporation (FDIC), the Board of Directors and management anticipate that the FDIC and the Georgia Department of Banking and Finance (collectively with the FDIC, the “Agencies”) will place the Bank under an administrative action which will contain certain operational and financial restrictions. We are currently in the process of reviewing and negotiating the proposed order of the FDIC and expect that this administrative action will require us, among other things, to assess and potentially modify our management structure, reduce and improve our level of classified assets over designated periods of time, perform internal loan reviews on a more frequent basis, maintain an appropriate allowance for loan and lease losses, implement a commercial real estate lending policy, restrict the use of brokered deposits, maintain a Tier 1 capital ratio equal to or greater than 8% of total assets and a total risk-based capital ratio equal to or greater than 10% of total assets, and to review and, where appropriate, revise various Bank policies on matters such as liquidity and funds management, earnings improvement, lending and collection, loan review and underwriting. As with other similarly situated banks, we anticipate that the Bank will be restricted from paying any dividends without the prior written consent of the Agencies. The issuance of such action will also result in the Bank not being considered “well-capitalized” and therefore result in higher FDIC insurance assessments in 2009 and for at least the term of the action.

We further anticipate that the Bank will be required to send periodic written progress reports to the Agencies to show its progress in complying with the restrictions so imposed. These restrictions will remain in place until terminated by the Agencies.

In conjunction with any administrative action placed on the Bank, we anticipate that the Federal Reserve System would impose an administrative action on the Holding Company. We expect that the restrictions imposed by the Federal Reserve would (among other matters): limit the activities of the Holding Company by restricting dividend payments to shareholders without the prior approval of the Federal Reserve Bank and the prior approval of the Director of the Division of Banking Supervision and Regulation of the Board of Governors of the Federal Reserve; prohibit any redemption of shares without prior approval of the Reserve Bank; prohibit the appointment of new officers or directors of the Holding Company without prior Reserve Bank approval; and will require the Holding Company to provide quarterly progress reports to the Reserve Bank. These restrictions and requirements would remain in place until terminated by the Federal Reserve.

In anticipation of such actions discussed above, the Company has hired a consulting firm to assist them with raising additional capital in order to meet requirements for additional capital.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management relies on independent appraisals for significant collateral. While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank and Thrift to recognize additional losses based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term.

Securities

Securities are classified as either held-to-maturity, available-for-sale or trading.

Held-to-maturity securities are securities for which management has the ability and intent to hold until maturity. These securities are carried at amortized cost, adjusted for amortization of premiums and accretion of discount, to the earlier of the maturity or call date.

Securities available-for-sale represent those securities intended to be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital, or other similar factors. Securities available-for-sale are recorded at market value with unrealized gains and losses net of any tax effect, added or deducted from shareholders’ equity.

Equity securities without a readily determinable fair value are classified as available for sale and recorded at cost. Restricted equity securities without a readily determinable fair value are recorded at cost.

Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income.

Realized gains and losses are recorded on the trade date and are based on the specific identification method.

The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the life of the securities.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

The Company had no trading or held-to-maturity securities as of December 31, 2008 and 2007.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value. Net unrealized losses, if any, are recognized through a valuation allowance by charge to income.

Loans

Loans that the Company has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at unpaid principal balances, less the allowance for loan losses and deferred fees and costs on originated loans.

Interest income is accrued on the unpaid principal balance. Loan origination and commitment fees, net of certain origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans.

Allowance for Loan Losses

A loan is generally classified as impaired, based on current information and events, if it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the contract interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral less selling costs. Smaller balance homogeneous loans are evaluated collectively for impairment.

The allowance for loan losses is established as losses are estimated to have occurred through charges to earnings in the form of provisions for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

Management determines the allowance for loan losses by first dividing the loan portfolio into two major categories: (1) non-impaired loans and (2) impaired loans. Loan loss reserves are calculated primarily based upon the historical loss experience, by segment for the non-impaired portion of the portfolio adjusted for qualitative factors. Management uses a moving three year average net loan charge off/recovery experience rate (net charge off percentage of total loans) for the various segments in the loan portfolio. This experience rate is applied to the non-impaired loans by segment, in order to determine the reserve amount for non-impaired loans. Impaired loans are evaluated individually for loans over $100,000. Impaired loans $100,000 and under are evaluated for impairment as a group. In management’s opinion, the allowance for loan losses is considered adequate at December 31, 2008 and 2007.

Management’s periodic evaluation of the adequacy of the allowance is based on the past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers’ ability to repay, estimated value of any underlying collateral, and current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank and Thrift’s regulators or the economic environment will not require further increases in the allowance.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

Income Recognition on Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are applied as regular payments. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge offs have been fully recovered.

Premises and Equipment

Land is carried at cost. Other premises and equipment are carried at cost, net of accumulated depreciation. Depreciation is provided generally by the straight-line method based principally on the estimated useful lives of the respective assets. Estimated lives of premises and equipment are as follows: for buildings and improvements – from ten to fifty years, for furniture and equipment – from three to fifteen years, for computer equipment and software – from three to five years, and for automobiles – five years. Maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Foreclosed Assets

Foreclosed assets includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the Bank and the Thrift have taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

At the time of foreclosure, foreclosed assets are recorded at fair value less cost to sell, which becomes the property’s new basis. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell.

Costs incurred in maintaining foreclosed assets and subsequent adjustments to the carrying amount of the property are included in other operating expenses.

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the consolidated financial statements and consist of taxes currently due or refundable plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, estimated losses on foreclosed real estate, deferred compensation, and accumulated depreciation for financial and income tax reporting. The deferred

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files consolidated income tax returns with its subsidiaries. Management’s determination of the realization of deferred tax assets is based upon management’s judgment of various future events and uncertainties, including the timing, nature and amount of future income earned by certain subsidiaries and the implementation of various plans to maximize realization of deferred tax assets. Management believes that the Company will generate sufficient operating earnings to realize the deferred tax benefits.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), entitled Share-Based Payment (“SFAS No. 123R”) using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes compensation cost for all share-based payments granted prior to but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R.

Employee Benefit Plan

The Company has a 401(k) profit-sharing plan covering substantially all of its employees. Eligible participating employees may elect to contribute tax-deferred contributions. Company contributions to the plan are determined by the board of directors, not to exceed the amount that can be deducted for federal income tax purposes. The Company is presently matching up to 3% of the employee’s salary if the employee contributes at least 10%. The match is prorated if the employee contributes less than 10%.

Intangibles

Intangibles at December 31, 2008 consists of goodwill. Intangibles at December 31, 2007 consists of goodwill and non-compete agreements with two former employees of the Bank. The goodwill represents a premium paid on the purchase of assets and liabilities. Goodwill is stated at cost, net of accumulated amortization, which was provided using the straight-line method over the estimated useful life of 20 years, until the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 142, Goodwill and Other Intangible Assets, in June 2001. The carrying amount of goodwill at December 31, 2008 and 2007 is $1,991,891.

Goodwill is required to be tested annually for impairment, or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of impairment, the amount by which the carrying amount exceeds the fair value would be charged to earnings. The Company performs its annual test of impairment each December 31st, and as of December 31, 2008 and 2007 the Company determined that there was no impairment of the carrying value.

The noncompete intangible at December 31, 2007 represents agreements with two former employees, one of which was entered into in 2006 and the other in 2007. These employees agreed to certain stipulations concerning future employment. The agreements are stated at cost, net of accumulated amortization, which is provided using the straight-line method over the contract period. Amortization expense incurred from these noncompete agreements for the years ended December 31, 2008 and 2007 was $187,525 and $228,525, respectively.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

Off-Balance Sheet Financial Instruments

In the ordinary course of business the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

The Company also has available as a source of short-term financing the purchase of federal funds from other commercial banks from available lines of up to $33.0 million, of which all $33.0 million in funds were available at December 31, 2008. Also, the Company has a line of credit with the Federal Home Loan Bank (the “FHLB”), of up to approximately $108 million, of which approximately $36 million was available, subject to proper collateralization at December 31, 2008. In addition, the Company had a short-term line of credit with another bank in the amount of $10,000,000, of which $5.0 million was available at December 31, 2008.

Earnings (Losses) per Common Share

Basic earnings (losses) per common share are computed by dividing earnings (losses) by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock, as prescribed by SFAS No. 128, Earnings per Share.

	Years ended December 31,
	2008	2007	2006
Weighted average of common shares outstanding	5,366,658	5,265,555	5,170,687
Effect of dilutive options	—	10,645	108,024

Weighted average of common shares outstanding effected for dilution	5,366,658	5,276,200	5,278,711

Options not considered in dilutive calculations	273,460	258,000	5,000

Stock Repurchase Plan

In March 2007, the Company announced a stock repurchase program which authorized the repurchase of up to $2.5 million of its shares of common stock over a twelve month period ending on February 27, 2008. During the year ended December 31, 2007, the Company repurchased a total of 35,000 shares at a weighted average repurchase price of $14.64 per share. During 2008, the Company purchased another 16,000 shares at a weighted average price of $11.44 prior to the plan ending date. These shares were retired and available for future issuances.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income (loss).

In the calculation of comprehensive income (loss), certain reclassification adjustments are made to avoid double counting items that are displayed as part of net income for a period that also had been displayed as part of other comprehensive income (loss) in that period or earlier periods. The disclosure of the reclassification amounts and other details of other comprehensive income (loss) are as follows:

	Years ended December 31,
	2008	2007	2006
	(In thousands)
Unrealized gains on securities

Unrealized gains arising during period	$212	$761	$375
Reclassification adjustment for (gains) losses included in net income (loss)	776	(7)	—

Net unrealized gains	988	754	375
Income tax related to items of other comprehensive income (loss)	(336)	(252)	(128)

Other comprehensive income	$652	$502	$247

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

Statements of Cash Flows

The Company includes cash, due from banks, and short-term investments as cash equivalents in preparing the consolidated statements of cash flows. The following is supplemental disclosure to the statements of cash flows for the three years ended December 31, 2008.

	2008	2007	2006
	(In thousands)

Cash paid during the year for interest	$34,157	$34,195	$21,768

Cash paid during the year for income taxes	951	3,240	3,358

Non-cash Disclosures:

Loans transferred to foreclosed assets	20,413	4,556	2,824

Net increase in unrealized gains and losses on securities available-for-sale	988	754	375

Sales of foreclosed assets financed through loans	7,339	3,878	99

Increase in cash surrender value on life insurance	362	340	295

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

Recent Developments

In September 2006, the EITF reached a consensus on EITF Issue No. 06-4 (EITF 06-4), “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF 06-4 requires an employer to recognize a liability for future benefits based on the substantive agreement with the employee. EITF 06-4 requires a company to use the guidance prescribed in FASB Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” and Accounting Principles Board Opinion No. 12, “Omnibus Opinion,” when entering into an endorsement split-dollar life insurance agreement and recognizing the liability. EITF 06-4 is effective for fiscal periods beginning after December 15, 2007. The Company’s adoption of EITF 06-4 did not affect our financial position, results of operations or its cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to make an irrevocable election, at specified election dates, to measure eligible financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The provisions of this statement are effective as of the beginning of the first fiscal year that begins after November 15, 2007. The Company chose not to apply fair value measurements to any financial instruments in accordance with SFAS No. 159, and therefore, the adoption of this standard did not affect our financial position, results of operations or disclosures.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 161 is an amendment to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The objective of SFAS No. 161 is to expand the disclosure requirements of SFAS No. 133 with the intent to improve the financial reporting of how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company’s adoption of SFAS No. 161 did not affect our financial position or results of operation.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). The current GAAP hierarchy, as set forth in the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles, has been criticized because (1) it is directed to the auditor rather than the entity, (2) it is complex, and (3) it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The FASB believes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. Accordingly, the FASB concluded that the GAAP hierarchy should reside in the accounting literature established by the FASB and is issuing this Statement to achieve that result. The Company does not anticipate the new accounting principle to have a material effect on its financial position or results of operation.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active. This FASB Staff Position clarifies the application of SFAS No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies – Continued

determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 provides guidance on (1) how an entity’s own assumption should be considered when measuring fair value when relevant observable inputs do not exist, (2) how available observable inputs in a market that is not active should be considered when measuring fair value and (3) how the use of market quotes should be considered when assessing the relevance of observable and unobservable inputs available to measure fair value. This FASB Staff Position is effective immediately. The Company does not anticipate the new accounting principle to have a material effect on its financial position or results of operation.

On October 3, 2008, Congress passed the Emergency Economic Stabilization Act of 2008 (“EESA”), which creates the Troubled Asset Relief Program (“TARP”) and provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. The Capital Purchase Program (the “CPP”) was announced by the U.S. Treasury on October 14, 2008 as part of TARP. Pursuant to the CPP, the U.S. Treasury will purchase up to $250 billion of senior preferred shares on standardized terms from qualifying financial institutions. The purpose of the CPP is to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

In December 2008, the FASB issued FASB Staff Position No. 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (“FSP 132(R)-1”). This FSP amends FASB Statement No. 132(R), “Employer’s Disclosures about Pensions and Other Postretirement Benefits” (“FAS132(R)”), to require additional disclosures about assets held in an employer’s defined benefit pension or other postretirement plan. This FSP is applicable to an employer that is subject to the disclosure requirements of FAS 132(R) and is generally effective for fiscal years ending after December 15, 2009. We are in the process of reviewing the potential impact of FSP 132(R)-1, however, the adoption of FSP 132(R)-1 is not expected to have a material effect on its financial position or results of operation.

On February 27, 2009, The Board of Directors of the Federal Deposit Insurance Corporation (FDIC) voted to amend the restoration plan for the Deposit Insurance Fund (DIF). The Board also took action to ensure the continued strength of the insurance fund by imposing a special assessment on insured institutions of 20 basis points, implementing changes to the risk-based assessment system, and setting rates beginning the second quarter of 2009. Under the restoration plan approved last October, the Board set a rate schedule to raise the DIF reserve ratio to 1.15 percent within five years. The February 27, 2009 action extends the restoration plan horizon to seven years in recognition of the current significant strains on banks and the financial system and the likelihood of a severe recession. The amended restoration plan was accompanied by a final rule that sets assessment rates and makes adjustments that improve how the assessment system differentiates for risk. Currently, most banks are in the best risk category and pay anywhere from 12 cents per $100 of deposits to 14 cents per $100 for insurance. Under the final rule, banks in this category will pay initial base rates ranging from 12 cents per $100 to 16 cents per $100 on an annual basis, beginning on April 1, 2009. The Board adopted an interim rule imposing a 20 basis point emergency special assessment on the industry on June 30, 2009. The assessment is to be collected on September 30, 2009. The interim rule would also permit the Board to impose an emergency special assessment after June 30, 2009, of up to 10 basis points if necessary to maintain public confidence in federal deposit insurance. Comments on the interim rule on special assessments are due no later than 30 days after publication in the Federal Register. Changes to the assessment system include higher rates for institutions that rely significantly on secured liabilities, which may increase the FDIC’s loss in the event of failure without providing additional assessment revenue. Under the final rule, assessments will be higher for institutions that rely significantly on brokered deposits but, for well-managed and well-capitalized institutions, only when accompanied by rapid asset growth. Brokered deposits combined with rapid asset growth have played a role in a number of costly failures, including some recent ones. The final rule also would provide incentives in the form of a reduction in assessment rates for institutions to hold long-term unsecured debt and, for smaller institutions, high levels of Tier 1 capital. The Company is currently evaluating the effects of these insurance increases to its financial position and results of operation.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Restrictions on Cash and Due From Bank Accounts

The Company is required to maintain average reserve balances either in vault cash or on deposit with the Federal Reserve Bank. At December 31, 2008 and 2007, the average amount of the required reserves was $-0- and $-0-, respectively.

Note 3 – Securities

The carrying amounts of securities as shown in the consolidated statements of financial condition of the Company and their approximate fair values at December 31, 2008 and 2007 are presented below.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In thousands)
December 31, 2008:
Government sponsored agency securities	$29,993	$989	$—	$30,982
State and municipal securities	10,976	146	209	10,913
Mortgage-backed securities	36,699	553	37	37,215
Equity securities	226	—	28	198

	$77,894	$1,688	$274	$79,308

December 31, 2007:
Government sponsored agency securities	$32,964	$240	$45	$33,159
State and municipal securities	13,651	421	41	14,031
Mortgage-backed securities	28,483	186	156	28,513
Equity securities	1,041	—	179	862

	$76,139	$847	$421	$76,565

At December 31, 2008, the Company’s available-for-sale securities reflected net unrealized gains of $1,413,827 that resulted in an increase in shareholders’ equity of $933,126 net of deferred taxes. At December 31, 2007, the Company’s available-for-sale securities reflected net unrealized gains of $425,566 that resulted in an increase in shareholders’ equity of $280,874 net of deferred taxes.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Securities – Continued

The following tables show the Company’s securities’ gross unrealized losses and fair value, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In thousands)
December 31, 2008:
Government sponsored agency securities	$—	$—	$—	$—	$—	$—
State and municipal securities	3,444	210	—	—	3,444	210
Mortgage-backed securities	5,566	23	1,244	13	6,810	36
Equity securities	6	28	—	—	6	28

	$9,016	$261	$1,244	$13	$10,260	$274

December 31, 2007:
Government sponsored agency securities	$—	$—	$8,841	$45	$8,841	$45
State and municipal securities	1,445	30	605	11	2,050	41
Mortgage-backed securities	6,694	77	6,421	79	13,115	156
Equity securities	671	179	—	—	671	179

	$8,810	$286	$15,867	$135	$24,677	$421

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The securities at a loss for 12 months or more at December 31, 2008 are in 2 securities, that are insured agencies of the United States Government and the losses can be attributable to changes in interest rates. Because the declines in value are not attributed to credit quality and the Company has the ability and intent to hold the securities until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Securities – Continued

The contractual maturities of securities available-for-sale at December 31, 2008 are shown as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
	(In thousands)
Due in one year or less	$5,002	$5,108
Due after one year through five years	12,134	12,492
Due after five years through ten years	17,289	17,830
Due after ten years	43,243	43,680
Equity securities	226	198

	$77,894	$79,308

Mortgage-backed securities have been included in the maturity table based upon the guaranteed payoff date of each security.

Gross realized gains and losses on securities available-for-sale for each of the three years in the period ended December 31, 2008, were as follows:

	2008	2007	2006
	(In thousands)
Gross realized gains	$67	$7	$—
Gross realized losses	843	—	—

During the third quarter of 2008, the Company recognized an other than temporary impairment charge of $816,000 on its investment in Freddie Mac preferred stock. The value of these securities declined significantly after the U.S. Government placed the company into conservatorship in September 2008. The remaining carrying value of the preferred stock at December 31, 2008 is $6,000.

Equity securities includes Federal Home Loan Bank preferred stock with a carrying value of $6,000 and $671,000 at December 31, 2008 and 2007, respectively; an investment in Appalachian Capital Trust I in the amount of $186,000 at December 31, 2008 and 2007; and an investment of $5,500 in a mortgage cooperative at December 31, 2008 and 2007, in order to enable the bank and thrift to participate in larger loan pools to attain preferable rates on certain loans. Restricted equity securities include a restricted investment in Federal Home Loan Bank stock, which must be maintained to secure the available line of credit.

The carrying value of securities pledged to secure public funds on deposit, securities sold under agreements to repurchase, and for other purposes as required by law amounted to $27,184,024 and $35,169,336 at December 31, 2008 and 2007, respectively.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans

The Company grants loans to customers primarily in the North Georgia area. The major classifications of loans as of December 31, 2008 and 2007 were as follows:

	2008	2007
	(In thousands)
Commercial, financial and agricultural	$72,543	$48,749
Residential real estate - acquisition and development	328,473	311,099
Commercial real estate - acquisition and development	60,866	78,596
Mortgage real estate - residential	212,661	178,193
Mortgage real estate - commercial	173,566	154,663
Consumer	28,574	30,598
Other loans	8,691	5,624

Total loans (1)	885,374	807,522
Allowance for loan losses	(14,510)	(9,808)

Net loans	$870,864	$797,714

(1)	Total loans are net of deferred fees of $160,540 and $87,070 (not stated in thousands), at December 31, 2008 and 2007, respectively.

Total loans which the Company considered to be impaired at December 31, 2008 and 2007 were $58,139,249 and $8,230,538, respectively. In addition $20,306,129 of the impaired loans represented performing troubled debt restructured loans. Of these loans, $24,386,632 and $4,250,322 were on nonaccrual status at December 31, 2008 and 2007, respectively. Allowances on the impaired loans at December 31, 2008 and 2007 were $3,291,722 and $1,983,084, respectively. Impaired loans consisted primarily of real estate — construction, real estate — commercial and mortgage loans as of December 31, 2008 and 2007. The average recorded investment in impaired loans for the years ended December 31, 2008, 2007 and 2006 was approximately $19,276,768, $7,268,104 and $3,906,000, respectively, excluding restructured loans. Interest income recognized on nonaccrual loans was $16,930 for the year ended December 31, 2008. No material amount of interest income was recognized on nonaccrual loans for the years ended December 31, 2007 and 2006. For other impaired loans, excluding troubled debt restructured loans, we collected approximately $298,035, $226,289 and $184,000 in interest during the years ended December 31, 2008, 2007 and 2006. We collected $1,260,902 in interest on the $20,306,129 troubled debt restructured loans during the year ended December 31, 2008. For the year ended December 31,2008, the difference between gross interest income that would have been recorded in such period if the impaired loans (excluding troubled debt restructured loans) had been current in accordance with their original terms and the amount of interest income on those loans that was included in such period’s net income was $1,330,125. In the years ended December 31, 2007 and 2006, the amounts were $181,665 and $115,480, respectively.

The Company has committed $96,000 in additional loan funds to the borrowers of impaired loans.

At December 31, 2008 and 2007, the Company had loans past due 90 days or more and still accruing interest of $3,782,878 and $364,005, respectively.

Commercial and residential real estate loans pledged to secure Federal Home Loan Bank advances and letters of credit amounted to $108,298,226 and $83,265,638 at December 31, 2008 and 2007, respectively.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Allowance for Loan Losses

Changes in the allowance for loan losses for each of the three years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006
	(In thousands)
Balance at beginning of year	$9,808	$7,670	$6,059

Charge-offs	(8,455)	(2,851)	(1,826)
Recoveries	242	263	184

Net charge-offs	(8,213)	(2,588)	(1,642)
Provision for loan losses	12,915	4,726	3,253

Balance at end of year	$14,510	$9,808	$7,670

Note 6 – Premises and Equipment

Premises and equipment were as follows:

	December 31,
	2008	2007
	(In thousands)
Land	$11,017	$8,288
Buildings and improvements	21,492	14,401
Furniture and equipment	6,803	5,873
Computer equipment and software	2,766	2,638
Automobiles	574	451
Construction in progress (estimated cost to complete $982,000)	4,099	7,176

	46,751	38,827
Allowance for depreciation	(7,113)	(5,861)

	$39,638	$32,966

The provision for depreciation charged to occupancy and furniture and equipment expense for the years ended December 31, 2008, 2007 and 2006 was $1,730,463, $1,369,844, and $1,006,378, respectively.

Leases

The Company has a number of operating lease agreements, involving land, buildings and equipment. These leases are noncancellable and expire on various dates through the year 2028. The leases provide for renewal options and generally require the Company to pay maintenance, insurance and property taxes. For the years ended December 31, 2008, 2007 and 2006, rental expense for operating leases was $322,071, $329,628, and $175,715, respectively.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 – Premises and Equipment – Continued

Future minimum lease payments under noncancellable operating leases at December 31, 2008, are as follows:

Years Ending December 31,	(In thousands)
2009	$125
2010	68
2011	66
2012	66
2013	67
Thereafter	909

Total minimum lease payments	$1,301

Note 7 – Foreclosed Assets

Changes in foreclosed assets for the years ended December 31, 2008 and 2007 are as follows:

	2008	2007
	(In thousands)
Balance at beginning of year	$1,573	$1,218
Property acquired through foreclosure	20,413	4,625
Sales of foreclosed assets	(8,663)	(4,270)

Balance at end of year	$13,323	$1,573

Note 8 – Deposits

The aggregate amounts of time deposits of $100,000 or more, including certificates of deposit of $100,000 or more at December 31, 2008 and 2007 were $338,044,736 and $264,333,054, respectively. The Company had brokered deposits at December 31, 2008 and 2007 of $79,997,154 and $146,483,110, respectively. Demand deposits reclassified as loan balances as of December 31, 2008 and 2007 amounted to $304,045 and $142,641, respectively.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Deposits – Continued

The maturities of time certificates of deposit and other time deposits issued by the Company at December 31, 2008, are as follows:

Years ending December 31,	(In thousands)
2009	$623,040
2010	36,466
2011	7,722
2012	5,333
2013	5,536

$678,097

Note 9 – Short-term Borrowings

Short-term borrowings at December 31, 2008 and 2007 consist of the following:

	2008	2007
	(In thousands)
Federal funds purchased	$—	$10,000
Securities sold under agreements to repurchase	5,642	6,536
Short-term notes payable	4,962	4,512

	$10,604	$21,048

In connection with the short-term note payable the Company has agreed, among other things, not to: (1) permit the combined tangible capital of the subsidiary Banks to be less than $60,000,000; (2) permit the Tier 1 leverage ratio to be less than 7.0% and the total risk based ratio to be less than 9.0% at any quarter end; (3) permit the return on average assets to be less than 0.0% for each fiscal quarter; (4) permit the ratio of consolidated loans classified as substandard, doubtful to Tier 1 capital plus its allowance for loan losses to exceed 60%.

The Company was in violation of certain of the above covenants as of December 31, 2008; however, these violations have been waived by the noteholder.

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to ninety days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Federal Home Loan Bank Advances

At December 31, 2008 and 2007, the Company had advances from the Federal Home Loan Bank (FHLB) totaling $72,000,000 and $57,350,000, respectively.

FHLB advances consist of the following at December 31:

	2008	2007
	(In thousands)
Notes payable on line of credit at FHLB, with varying maturities from November 2009 through January 2018, interest rates varying from 1.66% to 4.30%, and secured by residential mortgages	$72,000	$57,350

The maturities of FHLB advances at December 31, 2008, are as follows:

Years ending December 31,	Fixed	Convertible
	(In thousands)
2009	$—	$5,000
2010	10,000	—
2011	5,000	—
2012	5,000	15,000
2013	—	—
Thereafter	—	32,000

	$20,000	$52,000

Note 11 – Subordinated Long-term Capital Notes

On September 30, 2008 and October 30, 2008, Appalachian Community Bank issued an aggregate of $6,125,000 and $200,000, respectively, in Fixed Rate Subordinated Notes, which will mature on September 30, 2015 (the “Notes”). Interest on the Notes is fixed at 10% per annum. The interest on the Notes is payable semi-annually in arrears on June 30 and December 31 of each year. The Bank may redeem all or some of the Notes at any time beginning on September 30, 2013 at a price equal to 100% of the principal amount of such Notes redeemed plus accrued, but unpaid, interest to the redemption date. Payment of the principal on the Notes may be accelerated by holders of the Notes only in the case of the Bank’s insolvency or liquidation. There is no right of acceleration in the case of default in payment of principal of or interest on the Notes. The proceeds will be used for general corporate purposes and to support loan growth. The Notes qualify as Tier II capital under risk-based capital guidelines under the federal prompt corrective action guidelines.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Subordinated Long-term Capital Notes – Continued

On August 28, 2003, Appalachian Capital Trust I (“the Trust”), a Delaware statutory trust established by the Company, received $6,000,000 principal amount of the Trust’s floating rate cumulative trust preferred securities (the “Trust Preferred Securities”) in a trust preferred private placement. The proceeds of that transaction were then used by the Trust to purchase an equal amount of floating rate-subordinated debentures (the “Subordinated Debentures”) of the Company. The Company has fully and unconditionally guaranteed all obligations of the Trust on a subordinated basis with respect to the Trust Preferred Securities. The Company accounts for the Trust Preferred Securities as a long-term debt liability to the Trust in the amount of $6,186,000. Interest only is payable quarterly at a variable per annum rate of interest, reset quarterly, equal to LIBOR plus 3.00% until the debt becomes due on August 8, 2033. The interest rate on the Trust Preferred liability at December 31, 2008 and 2007 was 6.19% and 7.91%, respectively. Subject to certain limitations, the Trust Preferred Securities qualify as Tier 1 capital.

The sole asset of the Trust is the Subordinated Debentures issued by the Company. Both the Trust Preferred Securities and the Subordinated Debentures have stated 30-year lives. However, both the Company and the Trust have options to call their respective securities after five years, subject to regulatory capital requirements.

Note 12 – Other Operating Expenses

Other operating expenses consist of the following:

	Years ended December 31,
	2008	2007	2006
	(In thousands)
Professional fees	$1,268	$1,344	$665
Data processing	1,036	932	776
Director & committee fees	888	787	608
Advertising	800	961	882
Marketing and promotional	500	774	614
Stationary and supplies	459	559	531
Other	4,634	3,241	2,459

	$9,585	$8,598	$6,535

Note 13 – Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006
	(In thousands)
Current
Federal	$(593)	$3,166	$2,886
State	(327)	288	468

Deferred
Federal	(1,260)	(647)	(343)
State	(272)	(44)	(159)

	$(2,452)	$2,763	$2,852

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Income Taxes – Continued

The principal reasons for the difference in the effective tax rate and the federal statutory rate are as follows for the years ended December 31, 2008, 2007 and 2006.

	2008	2007	2006
Statutory federal income tax rate	34.0%	34.0%	34.0%

Effect on rate of:
Tax-exempt securities	(11.4)	(2.6)	(2.6)
Tax-exempt loans	(0.7)	(0.2)	(0.2)
Interest expense disallowance	1.6	0.5	0.4
State income tax, net of federal tax	21.6	1.9	2.3
Other	1.1	(0.3)	(1.7)

Effective income tax rate	46.2%	33.3%	32.2%

The tax effects of each type of income and expense item that gave rise to deferred taxes are:

	2008	2007
	(In thousands)
Net unrealized gains on securities available-for-sale	$(481)	$(145)
Depreciation	(1,777)	(1,116)
Allowance for loan losses	5,467	3,457
Deferred compensation	650	446
Other	475	160

	$4,334	$2,802

Note 14 – Commitments and Contingencies

In the normal course of business, the Bank and Thrift offer a variety of financial products to their customers to aid them in meeting their requirements for liquidity, credit enhancement, and interest rate protection. Generally accepted accounting principles recognize these transactions as contingent liabilities and, accordingly, they are not reflected in the consolidated financial statements. Commitments to extend credit, credit card arrangements, commercial letters of credit, and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank and Thrift use the same credit policies and underwriting procedures for making off-balance sheet credit commitments and financial guarantees as they do for on-balance sheet extensions of credit. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank and Thrift. Management does not anticipate any material losses as a result of these commitments.

Following is a discussion of these commitments:

Standby Letters of Credit: These agreements are used by the Bank and Thrift customers as a means of improving their credit standings in their dealings with others. Under these agreements, the Bank and the Thrift agree to honor certain financial commitments in the event that its customers are unable to do so. The amount of credit risk involved in issuing letters of credit in the event of nonperformance by the other party is the contract amount. As of December 31, 2008 and 2007, the Bank and the Thrift have issued standby letters of credit of approximately $5,941,863 and $5,025,314. When significant, we record a liability for the estimated fair value of standby letters of credit based on the fees charged.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Commitments and Contingencies – Continued

Loan Commitments: As of December 31, 2008 and 2007, the Bank and Thrift had commitments outstanding to extend credit totaling approximately $77,501,922 and $97,006,761, respectively. These commitments generally require the customers to maintain certain credit standards. Management does not anticipate any material losses as a result of these commitments.

Litigation: The Company is party to litigation and claims arising in the normal course of business. Management believes that the liabilities, if any, arising from such litigation and claims are not material to the consolidated financial statements.

Note 15 – Concentrations of Credit

Substantially all of the Bank and Thrift’s loans, commitments and standby letters of credit have been granted to customers in their market areas. The concentrations of credit by type of loan are set forth in Note 5 and include a concentration on loans secured by real estate. The commitments to extend credit relate primarily to unused real estate draw lines. Commercial and standby letters of credit were granted primarily to commercial borrowers.

During 2008, the declining confidence in the real estate market led to falling prices, lower demand for real estate and, due to the reduction in sales, more foreclosures. Since December 31, 2007, real estate inventory levels have come down with approximately a 20 to 27 month supply of homes on the market at year-end. This is an improvement over December 31, 2007 in which we had a 36 to 40 month’s supply of homes on the market. We are hopeful that real estate sales will improve over the next twelve months, and are encouraged by the activity we have seen in 2009. Historically, a large portion of our lending activities has been to residential real estate developers. However, due to the current downturn in real estate development and values, we are currently focusing on development of our commercial and industrial loan portfolio as well as on consumer type loans.

Note 16 – Stock Based Compensation

The Company has a 1997 Employee Stock Incentive Plan and a Directors’ Nonqualified Stock Option Plan (“the 1997 Plan”), a 2003 Stock Option Plan (“the 2003 Plan”) and a 2007 Equity Incentive Plan (“the 2007 Plan”) under which it has granted statutory and nonstatutory stock options to certain directors and employees. The Plans provide for up to 880,000 stock option awards granted under the 1997 Employee and Director Plans, 165,000 stock option awards for the 2003 Plan, and 300,000 stock option awards for the 2007 Plan. The options granted provide for directors and employees the opportunity to purchase shares of the Company’s $0.01 par value common stock at the market value at the dates of grant. Market value is determined by the closing price for the 1997 and the 2007 Plans and by averaging the high/low prices as of the date of grant for the 2003 Plan. The options granted generally vest over five years of continuous service and must be exercised within ten years from the date of grant. Either at the Board’s discretion or as stated under the plans, in the event of a change in control, any outstanding options covered by such an agreement shall be fully vested, nonforfeitable and become exercisable as of the date of the change in control. At December 31, 2008, there were outstanding 148,220, 125,240 and -0- stock option awards issued from the 1997 Plan, the 2003 Plan and the 2007 Plan, respectively. Shares available for future grants to employees and directors under the 1997 Plan, the 2003 Plan and the 2007 Plan were -0-, 39,760, and 300,000 shares, respectively.

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option exercises, employee terminations and forfeitures within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is estimated based on the short-cut method. The risk-free rate for periods within the estimated life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 – Stock Based Compensation – Continued

The following assumptions were used for the years ended December 31, 2007, and 2006. There were no options granted during the year ended December 31, 2008.

	2007	2006
Dividend Yield	0.00%	0.00%
Expected volatility	17.59 – 21.06%	15.52 – 19.21%
Risk-free interest rate	3.71 – 5.04%	4.11 – 5.03%
Annual forfeiture rate	1.20 – 3.88%	0.00 – 3.42%
Expected life of options (in years)	7.50 years	7.50 years
Weighted-average grant-date fair value	$6.08	$6.81

The following table represents stock option activity for the year ended December 31, 2008.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Life (Years)	Aggregate Intrinsic Value ($000)
Outstanding at January 1, 2008	307,460	$16.33
Granted
Exercised	—
Forfeited	(27,600)	18.43
Expired	(6,400)	17.78

Outstanding at December 31, 2008	273,460	$16.08	5.4	$—

Exercisable at December 31, 2008	164,180	$13.94	4.1	$—

There were no options exercised during the year ended December 31, 2008. Total intrinsic value of options exercised was $1,672,069 and $788,574 for the years ended December 31, 2007 and 2006, respectively. Cash received for the exercise of options was $450,965 and the tax benefit realized related to those exercises of options was $616,852 for the year ended December 31, 2007. The total fair value of options vested during the years ended December 31, 2008, 2007 and 2006 was $112,650, $514,269 and $355,163, respectively.

The compensation cost charged against income for the years ended December 31, 2008, 2007, and 2006 was $280,530, $326,966 and $204,392, respectively. Income tax benefits recognized for the respective years were $43,759, $52,988 and $27,557.

As of December 31, 2008, there was $589,390 of total unrecognized compensation cost related to the nonvested share-based compensation arrangements granted under the option plan. That cost is expected to be recognized over a weighted-average period of 2.5 years.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 – Regulatory Matters

Dividends

Bank. The board of directors of any state-chartered bank in Georgia may declare and pay cash dividends on its outstanding capital stock without any request for approval of the Bank’s regulatory agency if the following conditions are met:

1.	Total classified assets at the most recent examination of the Bank do not exceed 80% of equity capital.

2.	The aggregate amount of dividends declared in the calendar year does not exceed 50% of the prior year’s net income.

3.	The ratio of equity capital to adjusted assets shall not be less than 6%.

As of December 31, 2008, the Bank could not declare dividends without regulatory consent, since the Bank had a net loss for the prior year. Even if the Bank were able to declare dividends, management expects that any capital available to pay dividends would be retained by the Company in order to maintain a well capitalized position.

Thrift. Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Thrift. Under these regulations, a savings institution, such as the Thrift, that will meet capital requirements (as defined by OTS regulations) subsequent to a capital distribution is generally permitted to make such a capital distribution without OTS approval, subject to certain limitations and restrictions as described in the regulations. A savings institution with total capital in excess of current minimum capital requirements is permitted to make, without OTS approval, capital distributions of between 25% and 75% of its net earnings for the previous four quarters less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements is prohibited from making any capital distributions without prior approval from the OTS.

Capital Adequacy

The Company, Bank and Thrift are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company, Bank and Thrift and the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework from prompt corrective action, the Company, Bank and Thrift must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 Capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). The minimum capital standards of the OTS generally require the Thrift to maintain minimum amounts and ratios (set forth in the table below) of Tangible capital (as defined in the regulations), Core capital (as defined) and Risk-Based capital (as defined). Management believes, as of December 31, 2008 and 2007, that the Company, Bank and Thrift met all capital adequacy requirements to which they are subject.

As of December 31, 2008, the most recent notification from the applicable regulatory agencies categorized the Bank and the Thrift as well capitalized under the regulatory framework for prompt corrective action. To become well capitalized the Bank and Thrift must maintain minimum ratios as set forth in the following table and also must not be subject to any written agreement, order, capital directive, or prompt corrective action directive issued by federal banking regulators. Prompt corrective action provisions are not applicable to bank holding companies.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 – Regulatory Matters – Continued

The Company’s, Bank’s, and Thrift’s actual capital amounts and ratios are presented in the table below.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)
As of December 31, 2008:
Total Capital
Consolidated	$91,785	9.89%	$74,219	8.00%	$	N/A	N/A	%
Appalachian Community Bank	86,472	10.08	68,648	8.00		85,809	10.00
Appalachian Community Bank, F.S.B.	5,254	13.93	5,254	8.00		6,568	10.00
Tier 1 Capital
Consolidated	73,827	7.96	37,109	4.00		N/A	N/A
Appalachian Community Bank	69,385	8.09	34,324	4.00		51,486	6.00
Appalachian Community Bank, F.S.B.	9,150	12.68	2,627	4.00		3,941	6.00
Tier 1 Leverage
Consolidated	73,827	6.64	44,573	4.00		N/A	N/A
Appalachian Community Bank	69,385	6.73	41,222	4.00		51,528	5.00
Core Capital
Appalachian Community Bank, F.S.B.	8,328	9.95	3,347	4.00		5,020	6.00
Tangible Capital
Appalachian Community Bank, F.S.B.	8,328	9.95	1,255	1.50		4,184	5.00

As of December 31, 2007:
Total Capital
Consolidated	$86,988	10.55%	$74,433	8.00%	$	N/A	N/A	%
Appalachian Community Bank	81,787	10.41	62,853	8.00		78,566	10.00
Appalachian Community Bank, F.S.B.	8,434	20.81	3,423	8.00		4,054	10.00
Tier 1 Capital
Consolidated	77,180	9.36	32,993	4.00		N/A	N/A
Appalachian Community Bank	72,538	9.23	31,426	4.00		47,140	6.00
Appalachian Community Bank, F.S.B.	7,927	19.56	1,374	4.00		2,061	6.00
Tier 1 Leverage
Consolidated	77,180	8.30	37,217	4.00		N/A	N/A
Appalachian Community Bank	72,538	8.05	36,035	4.00		45,043	5.00
Core Capital
Appalachian Community Bank, F.S.B.	7,927	16.91	1,875	4.00		2,813	6.00
Tangible Capital
Appalachian Community Bank, F.S.B.	7,927	16.91	703	1.50		2,344	5.00

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 – Employee Benefit Plan

On July 31, 2008 we amended our 401(k) plan known as the Appalachian Bancshares, Inc. Employees’ Savings and Profit Sharing Plan to be known as the Appalachian Bancshares, Inc. Employee Stock Ownership Plan with 401(k) Provisions (effective January 1, 2008). This amended plan qualifies under Section 401(a), 401(k) and 401(m) of the Internal Revenue Code (The “Code”) and also qualifies as an employee stock ownership plan under Section 4975(e)(7) of the Code and United States Department of Labor Regulation Section 2550.408b-3. Under the provisions of the plan, eligible participating employees may elect to contribute up to the maximum amount of tax deferred contribution allowed by the Internal Revenue Code. Employer and employee contributions may be made in the form of cash or Company stock. The Company’s contribution to the plan is determined by its board of directors. The Company made discretionary cash contributions to the plan of $423,883 in 2008, $866,785 in 2007, and $563,518 in 2006.

The Company has various deferred compensation plans providing for death and retirement benefits for certain officers and directors. Expenses recognized for the years ended December 31, 2008, 2007, and 2006 related to these plans were $516,246, $665,369 and $336,946, respectively. The estimated amounts to be paid under the compensation plan have been partially provided for through the purchase of life insurance policies on certain officers and directors. Accrued deferred compensation of $1,725,536 and $1,191,289 is included in other liabilities as of December 31, 2008 and 2007, respectively. Cash surrender values of $9,139,906 and $8,778,080 on the insurance policies is included in other assets at December 31, 2008 and 2007, respectively.

Note 19 – Related Party Transactions

Loans: Certain directors, executive officers and principal shareholders, including their immediate families and associates were loan customers of the Bank during 2008 and 2007. There were no such relationships with the Thrift at December 31, 2008 or 2007. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral and do not represent more than a normal risk of collection. A summary of activity and amounts outstanding are as follows:

(In thousands)
Balance at beginning of year	$29,828
New loans	15,417
Repayments	(9,764)
Change in related parties	(20)

Balance at end of year	$35,461

Deposits: Deposits held from related parties were $2,358,826 and $7,206,701 at December 31, 2008 and 2007, respectively.

Fixed Rate Subordinated Notes: As discussed previously, on September 30, 2008 and October 30, 2008, Appalachian Community Bank issued an aggregate of $6,125,000 and $200,000, respectively, in Fixed Rate Subordinated Notes, which will mature on September 30, 2015 (the “Notes”). A portion of these notes were issued to Company Directors. In September 2008, seven of the directors formed a limited liability company and purchased $4.0 million of these notes. In addition, one of these same directors individually purchased $200,000 of these notes. Interest on the Notes is fixed at 10% per annum. The interest on the Notes is payable semi-annually in arrears on June 30 and December 31 of each year. The Bank paid $105,000 in interest payments on these notes to the directors during the year ended December 31, 2008.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 – Related Party Transactions – Continued

Purchases: The Bank and the Thrift purchase telecommunication, internet, cable and advertising services from a local telecommunications company. One of the directors of the Company, Bank and the Thrift, serves as executive vice president and chief operations officer of this telecommunications company. Amounts paid to the telecommunication company in 2008 and 2007 amounted to $511,870 and $493,345, respectively, which represented the fair market price for the services provided. Other services are provided by Directors to the Company at prices that are considered fair market rates.

Note 20 – Fair Value Disclosures

Fair Value Measurements

In September 2006 the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but applies under other accounting pronouncements. FASB previously concluded in such accounting pronouncements that fair value is the relevant measurement attribute.

The Company adopted the provisions of SFAS 157 on January 1, 2008. In February 2008 the FASB issued Staff Position No. FAS 157-2 which permits delayed application of the provisions of SFAS 157 to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis to fiscal years beginning after November 15, 2008. Since the Company has elected to delay application of the provisions of SFAS 157 to nonfinancial assets and liabilities in scope of this staff position, the information disclosed below does not consider the impact that SFAS 157 would have on such nonfinancial assets and liabilities. The major categories of assets and liabilities that are recognized or disclosed at fair value, for which the provisions of SFAS 157 have not been applied, include reporting units measured at fair value in the first step of a goodwill impairment test under SFAS 142 and nonfinancial long-lived assets measured at fair value for an impairment assessment under SFAS 144.

SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3 – Generated from model-based techniques that use at least one significant assumption based on unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 – Fair Value Disclosures – Continued

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Securities Available-for-Sale: Securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans Held for Sale: Loans held for sale are carried at the lower of cost or fair value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, management classifies loans subjected to recurring fair value adjustments as Level 2.

Impaired Loans: Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS 114, “Accounting by Creditors for Impairment of a Loan,” (SFAS 114). The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2008, substantially all of the impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Foreclosed Assets: Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 – Fair Value Disclosures – Continued

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2008, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Balance at December 31, 2008	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
Assets
Securities	$79,308	$––	$79,308	$––
Loans held for sale	2,783	––	2,783	––

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. Generally Accepted Accounting Principles. These include assets that are measured at the lower of cost or fair value. The table below presents the Company’s assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2008, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Balance at December 31, 2008	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
Assets
Impaired loans	$34,009	$—	$—	$34,009
Foreclosed assets	13,323	—	—	13,323

For the year ended December 31, 2008, the Company recognized adjustments related to impaired loans and foreclosed assets that are measured at fair value on a nonrecurring basis. Approximately $11.7 million of losses related to impaired loans and foreclosed assets were recognized as either charge-offs or specific allocations within the allowance for loan losses for the year ended December 31, 2008.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-term Investments: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities: For securities and marketable equity securities, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 – Fair Value Disclosures – Continued

Loans: For certain homogeneous categories of loans, such as some residential mortgages, credit card receivables, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Accrued Interest Receivable: The carrying amount of accrued interest receivable approximates its fair value.

Deposits: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Accrued Interest Payable: The carrying amount of accrued interest payable approximates its fair value.

Short-term Borrowings: The fair value of short-term borrowings, including securities sold under agreements to repurchase, is estimated to be approximately the same as the carrying amount.

FHLB Advances and Subordinated Debt: Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to Extend Credit, Letters of Credit, and Financial Guarantees Written: The fair value of commitments and letters of credit is estimated to be approximately the fees charged for these arrangements.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 – Fair Value Disclosures – Continued

The estimated fair values of the Company’s financial instruments as of December 31, 2008 and 2007 are as follows:

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Financial assets
Cash and short-term investments	$146,907	$146,907	$26,499	$26,499
Restricted equity securities	4,932	4,932	3,945	3,945
Loans held for sale	2,783	2,783	6,503	6,503
Loans	870,864	872,780	797,714	797,957
Accrued interest receivable	9,289	9,289	9,797	9,797

Total Financial Assets	$1,034,775	$1,036,691	$844,458	$844,701

Financial Liabilities

Deposits	$1,013,276	$1,013,175	$807,597	$809,455
Short-term borrowings	10,604	10,604	21,048	21,048
Accrued interest payable	1,936	1,936	2,059	2,059
Long-term debt	84,511	86,700	63,536	63,455

Total Financial Liabilities	$1,110,327	$1,112,415	$894,240	$896,017

Unrecognized financial instruments

Commitments to extend credit	$77,502	$389	$97,007	$567
Standby letters of credit	5,942	30	5,025	29

Total Unrecognized Financial Instruments	$83,444	$419	$102,032	$596

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21 – Condensed Parent Information

Statements of Financial Condition

	December 31,
	2008	2007
	(In thousands)
Assets
Cash and due from banks	$744	$38
Investment in subsidiaries	82,183	82,926
Securities available for sale	186	186
Income taxes receivable	713	1,440
Other assets	3	49

Total Assets	$83,829	$84,639

Liabilities and Shareholders’ Equity
Note payable	$4,962	$4,512
Guaranteed preferred beneficial interest in the Company’s subordinated debentures	6,186	6,186
Accrued interest payable	87	94
Other liabilities	156	184

Total Liabilities	11,391	10,976

Total Shareholders’ Equity	72,438	73,663

Total Liabilities and Shareholders’ Equity	$83,829	$84,639

Statements of Operations

	Years ended December 31,
	2008	2007	2006
	(In thousands)
Income
Other income	$12	$19	$15

Expenses
Interest	665	602	491
Other expenses	829	1,185	1,250

	1,494	1,787	1,741

Loss before income tax benefits and equity in undistributed Earnings (losses) of subsidiaries	(1,482)	(1,768)	(1,726)
Income tax benefits	559	667	596

Loss before equity in undistributed earnings (losses) of subsidiaries	(923)	(1,101)	(1,130)

Equity in undistributed earnings (losses) of subsidiaries	(1,936)	6,671	7,134

Net Income (Loss)	$(2,859)	$5,570	$6,004

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21 – Condensed Parent Information – Continued

Statements of Cash Flow

	Years ended December 31,
	2008	2007	2006
	(In thousands)
Operating Activities
Net income (loss)	$(2,859)	$5,570	$6,004
Adjustments to reconcile net income (loss) to net cash used in operating activities
Equity in undistributed (earnings) losses of subsidiaries	1,936	(6,671)	(7,134)
Increase (decrease) in accrued interest payable	(7)	19	(4)
Compensation associated with issuance of options	—	—	48
Excess tax benefits from exercise of stock options	—	(617)	(88)
Other	744	76	(195)

Net Cash Used In Operating Activities	(186)	(1,623)	(1,369)

Investing Activities
Capital injection in subsidiaries	(260)	(13,850)	(5,750)
Other adjustments to equity capital	—	—	(156)

Net Cash Used In Investing Activities	(260)	(13,850)	(5,906)

Financing Activities
Net increase in notes payable	450	4,512	—
Issuance of common stock	885	1,068	—
Purchase and retirement of stock	(183)	(512)	—
Purchase of treasury stock	—	(672)	394
Excess tax benefits from exercise of stock options	—	617	88

Net Cash Provided By Financing Activities	1,152	5,013	482

Net Increase (Decrease) in Cash and Cash Equivalents	706	(10,460)	(6,793)
Cash & Cash Equivalents at Beginning of Year	38	10,498	17,291

Cash and Cash Equivalents at End of Year	$744	$38	$10,498

Cash paid during the year for interest	$672	$583	$495

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22 – Quarterly Results of Operations (Unaudited)

Selected quarterly results of operations for the four quarters of each of the years ended December 31, 2008 and 2007 are as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
2008:
Total interest income	$18,643	$17,400	$16,871	$16,091
Total interest expense	8,929	7,864	8,465	8,776
Provision for loan losses	955	1,496	4,665	5,799
Net interest income after provision for loan losses	8,759	8,040	3,741	1,516
Total noninterest income	1,265	1,342	453	1,187
Total noninterest expense	8,362	8,426	8,558	6,268
Income tax expense (benefit)	525	255	(1,744)	(1,488)
Net income (loss)	$1,137	$701	$(2,620)	$(2,077)

Per Common Share:
Basic earnings (losses)	$0.21	$0.13	$(0.49)	$(0.39)
Diluted earnings (losses)	0.21	0.13	(0.49)	(0.39)
2007:
Total interest income	$16,564	$17,966	$18,529	$19,068
Total interest expense	7,694	8,532	9,154	9,420
Provision for loan losses	636	947	677	2,466
Net interest income after provision for loan losses	8,234	8,487	8,698	7,182
Total noninterest income	1,372	1,260	1,499	1,387
Total noninterest expense	7,297	7,435	8,085	6,969
Income tax expense	750	811	705	497
Net income	$1,559	$1,501	$1,407	$1,103

Per Common Share:
Basic earnings	$0.30	$0.29	$0.27	$0.21
Diluted earnings	0.30	0.29	0.27	0.21